Exhibit 99.1
Eagle Test Systems Reports Fiscal Third Quarter 2006 Results
Reports Record Quarter Net Revenue of $36.8 million and Operating Income of $14.4 million
Buffalo Grove, Illinois — July 25, 2006 - Eagle Test Systems, Inc. (NASDAQ: EGLT), a provider of automated test equipment solutions for high-performance analog, mixed-signal and radio frequency (RF) semiconductors, announced financial results for its third fiscal quarter ended June 30, 2006. This is Eagle’s first full quarter after completing its initial public offering of common stock (IPO) on March 14, 2006.
Quarter Highlights
-	Net revenue of $36.8 million, up over 400% from the same period in the prior fiscal year; this represents a new quarterly high in reported revenue for Eagle’s 30 year history
-	Net income of $9.7 million, or $0.46 per fully diluted common share.
Operating Results
Net revenue was $36.8 million for the third fiscal quarter ended June 30, 2006, an increase of $30.6 million or 496.7%, over net revenue of $6.2 million for the same period in the prior fiscal year. Gross margin for the second fiscal quarter was 66.7% of net revenue, compared to 46.6% of net revenue for the same period in the prior fiscal year. Operating income for the second fiscal quarter was $14.4 million, compared to an operating loss of $3.8 million for the same period in the prior fiscal year. Net income for the third fiscal quarter was $9.7 million, compared to a net loss of $0.9 million for the same period in the prior fiscal year. The Company reported income per fully diluted common share of $0.46 for the three months ended June 30, 2006 compared to a net loss per fully diluted common share of $0.17 in the same period the prior fiscal year.
Net revenue was $87.8 million for the nine-months ended June 30, 2006, an increase of 151.2% over net revenue of $35.0 million for the same period in the prior fiscal year. Net income was $13.3 million, compared to net income of $76,000 in the comparable period in the prior fiscal year. Net income per fully diluted common share was $0.11 for the nine-month period ended June 30, 2006, which includes a one-time charge of $11.4 million, or $0.67 per fully diluted common share, due to the redemption of our redeemable preferred stock in connection with our initial public offering. The comparable nine-month period in the prior fiscal year reported a net loss of $0.11 per common share on a fully diluted basis.
“We saw very strong demand from our customer base this quarter, and we made significant inroads with many new important customers, such as Linear Technology and select European based device manufacturers we have been targeting,” stated Len Foxman — Eagle CEO. “I am very pleased with our performance.”
Outlook
The Company estimates net revenue will be between $32.0 and $37.0 million in the fourth fiscal quarter ending September 30, 2006. The Company estimates earnings per share will be between $0.32 and $0.38 based on an estimated 21,000,000 fully diluted common shares for the fourth fiscal quarter ending September 30, 2006.

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Earnings Conference Call
Eagle Test Systems will host its earnings call today at 6:00 p.m. Eastern Time/ 5:00 p.m. Central Time for analysts, stockholders, investors and the public.
Participants can join for the voice portion of the call by dialing 1-866-356-3095 (domestic calls) or 1-617-597-5391 (international calls) starting at 5:45 p.m. Eastern time/ 4:45 p.m. Central time and enter the passcode 26726468; you will be asked for your name and firm’s name. The live conference call will also be available via web cast and accessible along with our earnings release the day of the call through the Investor Relations section of our website at www.eagletest.com.
The conference call will be available for replay from approximately 1 hour after completion of the conference call until August 8, 2006. To hear a replay of the call, please dial 1-888-286-8010 (domestic calls) or 1-617-801-6888 (international calls) and enter the passcode 85389431.
About Eagle Test Systems, Inc.
Eagle Test designs, manufactures, sells and services high performance automated test equipment for the semiconductor industry. The company’s products are used to test analog, mixed-signal and radio frequency (RF) semiconductors that are used in products such as digital cameras, MP3 players, automotive electronics, cellular telephones, computers and peripherals. The company was founded in 1976 and has offices located throughout the world in Asia, North America and Europe, with corporate headquarters in Buffalo Grove, Illinois. For more information, please visit www.eagletest.com.
Safe Harbor
Certain statements contained in the press release regarding matters that are not historical facts, including statements regarding our projections for revenue, earnings per share and weighted average diluted common shares for the fourth fiscal quarter ending September 30, 2006 and statements regarding winning new customers, penetrating existing customers with new products, expansion into key markets and our business focus in the future are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements involve important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such important factors involve risks and uncertainties, including, but not limited to, the risk associated with the highly cyclical nature of the semiconductor market; unanticipated challenges in assessing business conditions and the overall market; the lack of visibility with regard to future business conditions for our Company and the rapid nature of changes in industry business conditions; the risk of a loss or reduction of orders from one or more customers among which our business is concentrated; the difficulty in obtaining new customers because of the high switching cost; competition and pricing pressures; the decision by customers to cancel or defer orders that previously had been accepted; delays or shortages in an adequate supply of raw materials; insufficient or excess inventory; our ability to develop new and enhanced products; the ability to manage our growth; the ability to attract and retain key employees; prolonged disruption in the operations of our single manufacturing facility; economic, political and other risks associated with international sales and operations; risks related to our intellectual property; risks related to our need to achieve and maintain effective internal controls over financial reporting; risk related to unanticipated impact of stock based compensation and the tax effects thereunder on our expenses in any period pursuant to FASB Statement 123(R) and other factors that are detailed from time to time in reports filed by Eagle Test Systems, Inc. with the Securities and Exchange Commission, including risks and uncertainties discussed under “Risk Factors” in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 12, 2006. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events, after the date they were made.

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Company Contact:
Stephen J. Hawrysz
Chief Financial Officer
Eagle Test Systems, Inc.
847-327-1033
Financial Tables to Follow

Eagle Test Systems, Inc
Financial Results
(UNAUDITED)
(all dollars in 000’s except share and per share data)

		Three Months ended		Nine Months ended
		June 30,		June 30,
		2006	2005	2006	2005

Net Revenue		$36,779	$6,163	$87,791	$34,954

COGS		12,256	3,293	28,605	16,000

Gross margin		24,523	2,870	59,186	18,954
Margin %		66.7%	46.6%	67.4%	54.2%

SG&A		8,013	4,971	21,260	14,631

R&D		2,088	1,701	6,555	5,800

Total operating expense		10,101	6,672	27,815	20,431

Operating income (loss)		14,421	(3,802)	31,372	(1,476)
% of Revenue		39.2%	-61.7%	35.7%	-4.2%

Interest expense	(1)	71	982	3,481	2,929

Other (income)		(582)	(85)	(1,053)	(670)

Warrant valuation (benefit) charge	(2)	—	57	5,466	(384)

Tax expense (benefit)		5,260	(3,827)	10,158	(3,427)

Net income (loss)		$9,672	$(930)	$13,319	$76
		26.3%	-15.1%	15.2%	0.2%

Retained earnings adjustment for conversion of redeemable preferred stock	(3)	—	—	(11,430)	—

Net income allocated to preferred stockholders	(4)	—	—	—	(47)

Income (loss) available for common stockholders		$9,672	$(930)	$1,889	$29

Earnings (loss) per common share
Basic	(4)	$0.47	$(0.17)	$0.16	$0.01
Fully diluted	(5)	$0.46	$(0.17)	$0.11	$(0.11)

Shares
Basic		20,651,934	5,396,248	11,782,483	5,396,248
Fully diluted		20,937,003	5,396,248	16,973,554	14,512,892

FOOTNOTES:
(1)	Interest expense for the nine-month period ended June 30, 2006 includes a one-time non-cash charge of $1,033 for the accretion of debt discount recorded and a one-time charge of $600 which represents an early redemption premium paid in connection with retirement of the senior subordinated notes repaid with a portion of the proceeds of the Company’s initial public offering (IPO) on March 14, 2006.

(2)	Warrants valuation (benefit) charge results from variable accounting on these instruments. The warrants were exercised by the holder in connection with the Company’s IPO completed March 14, 2006, and are no longer outstanding, accordingly, this non-cash item only impacts the nine-month period ended June 30, 2006, and will not impact the results of operations going forward.

(3)	The difference between the fair market value of the redeemable preferred stock at date of issue of $21.1 million and the redemption price of $32.5 million was charged to retained earnings in our second fiscal quarter in accordance with EITF 98-5 — “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”. This adjustment is used to reduce net income for the nine months ended June 30, 2006, to arrive at income available to common stockholders for purposes of calculating earnings per common share in accordance with EITF Topic D-42 — “The Effect on the Calculation of Earnings per Share for the Redemption or induced Conversion of Preferred Stock”. This item will have no impact on quarterly results going forward.

(4)	Basic share computation for the nine months ended June 30, 2005 was performed using the two-class method described under EITF 03-06 -“Participating Securities and the Two-Class Method under FASB Statement No. 128” when there are participating securities such as the Company’s convertible preferred stock outstanding. The Company’s convertible preferred stock was converted and its redeemable preferred stock was redeemed in connection with the Company’s IPO and therefore, for periods ended after March 14, 2006, the two-class computation method is no longer required. Since there was a loss for the three months ended June 30, 2005 there was no allocable income to the preferred stockholders for purposes of this calculation .

(5)	The earnings used in the diluted share computation for the nine months ended June 30, 2005, reflect adjustments totaling $1,618 or ($0.11) per diluted share related to the as converted impacts for the warrants and convertible securities that were outstanding during the period. The impacts of these items for the three months ended June 30, 2005, are not reflected as they are anti-dilutive. The warrants and convertible securities were exercised or redeemed in connection with the IPO and do not affect the three or nine month fiscal 2006 earnings per share computations.

	June 30,	September 30,
Balance sheet Data (UNAUDITED)	2006	2005

Cash & investments	$63,614	$22,676
Accounts receivables	19,897	9,202
Inventory	22,601	17,707
Current assets	113,957	53,559
Total assets	$126,372	$66,171

Accounts payable	$7,901	$1,523
Deferred revenue	8,606	3,419
Current liabilities	28,055	11,942
Long-term debt	1,985	33,816
Preferred stock	—	65,000
Total liabilities. & stockholders equity	$126,372	$66,171

END OF RELEASE